Exhibit 99.1

Datastream Systems, Inc. Reports Second Quarter Results; Company delivers $0.08 EPS on third quarter of sequential revenue growth

    GREENVILLE, S.C.--(BUSINESS WIRE)--July 28, 2004--

    Operating income grows 32% over the second quarter of 2003

    Company delivers 15th consecutive quarter of positive operating cash flow

    Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the company's second quarter ended June 30, 2004.
    Total revenues for the second quarter of 2004 were $23.8 million compared with $23.4 million for the second quarter of the prior year. Total software license revenues for the second quarter of 2004 increased to $6.5 million from $6.3 million in the second quarter of the prior year. Operating income for the second quarter of 2004 grew 32% to $2.34 million compared with operating income of $1.77 million for the same period last year. Net income for the second quarter of 2004 grew to $1.54 million compared with net income of $252,462 for the same period last year. Diluted earnings per share was $0.08 for the second quarter of 2004 compared to $0.01 for the same period last year. A portion of the increase in net income and diluted EPS is the result of a non-operating charge of $1.5 million recognized in the second quarter of 2003 related to a write-down on an investment.
    Sequentially, second quarter 2004 total revenues increased 3% from first quarter 2004 revenues of $23.1 million. Second quarter 2004 software license revenues remained stable compared to first quarter 2004 software license revenues of $6.5 million. Operating income for the second quarter of 2004 increased 25% from $1.87 million in the first quarter 2004. Net income for the second quarter 2004 increased 18% from $1.31 million in the first quarter of 2004.
    Datastream 7i(TM) license revenue was $4.3 million in the second quarter of 2004, a 19% increase in Datastream 7i license revenue from the same quarter of 2003 and a 2% increase from the first quarter of 2004. For the second quarter 2004, Datastream 7i license revenue represented 66% of the company's license revenue mix, compared to 58% in the same quarter of 2003. Datastream 7i license revenues for all periods compared include Datastream 7i, Datastream 7i Buy, and third party software sold in conjunction with Datastream 7i.
    Larry Blackwell, Datastream's chief executive officer, commented, "We are very pleased to see continued execution resulting in profitability, and we are encouraged that a key driver of our growth in profits is increased license sales of Datastream 7i."
    The company's cash and cash equivalents totaled $46.4 million at June 30, 2004, an increase of 14% from $40.8 million at June 30, 2003 and an increase of 1% from $46.0 million at March 31, 2004. Days Sales Outstanding, or DSOs, were at 64 days for the second quarter 2004, a decrease of one day from the second quarter of 2003 and flat compared to the first quarter of 2004. Net cash provided by operating activities for the second quarter 2004 was approximately $2.2 million, representing the fifteenth consecutive quarter of positive operating cash flow.
    For the fiscal year 2004, the company reaffirms its expectation of diluted earnings per share to range between $0.28 and $0.32 per share. For the third quarter 2004, the company expects revenues to range between $22.5 and $23.5 million and diluted earnings per share to range between $0.05 and $0.07.

    Conference Call

    Datastream will host a conference call today at 9:00 a.m. EDT with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-973-317-5319. The replay will be available from 11:00 a.m. EDT on July 28, 2004 until 11:59 p.m. EDT on July 30, 2004. The dial-in number for the replay is 1-800-428-6051 and the pass code is 347222. For international callers, the dial-in for the replay is 1-973-709-2089. Datastream's conference call will be accessible today via live audio Webcast at 9:00 a.m. EDT at www.datastream.net/investor.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of the Company's strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company"). All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.


              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                Consolidated Statements of Operations
                             (unaudited)

                        Three Months Ended        Six Months Ended
                             June 30,                 June 30,
                         2004        2003         2004        2003
                      ----------- -----------  ----------- -----------

Revenues:

  Software product   $ 6,544,443 $ 6,271,635  $13,001,218 $12,793,281
  Services and
   support            17,286,280  17,116,924   33,916,345  33,379,510
                      ----------- -----------  ----------- -----------

Total revenues        23,830,723  23,388,559   46,917,563  46,172,791

Cost of revenues:

  Cost of software
   product               211,261     382,218      699,029     602,948
  Cost of services
   and support         7,276,509   7,550,852   14,133,502  15,109,137
                      ----------- -----------  ----------- -----------

Total cost of
 revenues              7,487,770   7,933,070   14,832,531  15,712,085
                      ----------- -----------  ----------- -----------

Gross profit          16,342,953  15,455,489   32,085,032  30,460,706

Operating expenses:
  Sales and
   marketing           7,320,988   7,975,082   14,650,290  15,226,354
  Research and
   development         3,515,524   3,019,990    6,907,897   5,890,310
  General and
   administrative      3,167,053   2,690,858    6,313,735   6,196,952
                      ----------- -----------  ----------- -----------

Total operating
 expenses             14,003,565  13,685,930   27,871,922  27,313,616
                      ----------- -----------  ----------- -----------

Operating income       2,339,388   1,769,559    4,213,110   3,147,090
  Other income
   (loss), net           141,175  (1,355,687)     282,064  (1,259,635)
                      ----------- -----------  ----------- -----------

Income before income
 taxes                 2,480,563     413,872    4,495,174   1,887,455
  Income tax expense     942,614     161,410    1,643,962     677,255
                      ----------- -----------  ----------- -----------

Net income           $ 1,537,949 $   252,462  $ 2,851,212 $ 1,210,200
                      =========== ===========  =========== ===========

  Basic net income
   per share         $      0.08 $      0.01  $      0.14 $      0.06
                      =========== ===========  =========== ===========

  Diluted net income
   per share         $      0.08 $      0.01  $      0.14 $      0.06
                      =========== ===========  =========== ===========

  Basic weighted
   average number of
   common shares
   outstanding        20,019,775  20,085,679   20,111,735  20,051,459

  Diluted weighted
   average number of
   common shares
   outstanding        20,314,956  20,762,635   20,461,822  20,472,336



              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (unaudited)

                 ASSETS

                                              June 30,    December 31,
                                               2004          2003

Cash and cash equivalents                  $ 46,373,995  $ 44,874,599
Accounts receivable, net                     16,816,245    17,422,089
Unbilled revenue                              1,594,249     1,089,540
Other assets                                  4,688,710     4,758,283
                                            ------------  ------------

Total current assets                         69,473,199    68,144,511

Investment                                      501,983       501,983
Property and equipment, net                  11,528,831    11,238,830
Deferred income taxes, net                    2,893,429     4,049,011
Other intangible assets                          56,354       104,252
                                            ------------  ------------

Total assets                               $ 84,453,796  $ 84,038,587
                                            ============  ============


   LIABILITIES AND STOCKHOLDERS' EQUITY

                                              June 30,    December 31,
                                                   2004          2003

Unearned revenue                           $ 16,845,297  $ 16,842,539
Other current liabilities                    11,690,734    11,869,654
Stockholders' equity                         55,917,765    55,326,394
                                            ------------  ------------

Total liabilities and stockholders'
 equity                                    $ 84,453,796  $ 84,038,587
                                            ============  ============



              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

           Condensed Consolidated Statements of Cash Flows
                             (unaudited)


                                                  Six Months Ended
                                                      June 30,
                                                  2004        2003
                                               ----------- -----------
Cash flows from operating activities:
   Net income                                 $ 2,851,212 $ 1,210,200

   Adjustments to reconcile net income to net
    cash
     provided by operating activities:
     Depreciation                               1,470,419   1,838,078
     Other operating activity adjustments       1,280,900   4,270,677
                                               ----------- -----------

Net cash provided by operating activities       5,602,531   7,318,955

Net cash used in investing activities          (1,776,644) (2,289,827)

Net cash provided by (used in) financing
 activities                                    (1,959,991)    964,372

Foreign currency translation adjustment          (366,500)     90,907
                                               ----------- -----------

Net increase in cash and cash equivalents       1,499,396   6,084,407
Cash and cash equivalents at beginning of
 period                                        44,874,599  34,721,471
                                               ----------- -----------

Cash and cash equivalents at end of period    $46,373,995 $40,805,878
                                               =========== ===========

    CONTACT: Investor Relations and Media Inquiries
             SparkSource, Inc.
             Andy Murphy, 781-274-6061
             amurphy@sparksource.com